One Mellon Center	Telephone 412 391 9710
Pittsburgh, PA 15219	Fax 412 391 8963

Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Northwest Bancorp, Inc.:

We consent to the use of our report dated April 8, 2003, relating to the consolidated statements of financial condition of Northwest Bancorp, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the Annual Report on Form 10-K/A of Northwest Bancorp, Inc. for the year ended June 30, 2002, incorporated by reference into this Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change, as of July 1, 2001, in Northwest Bancorp, Inc.’s method of accounting for goodwill and intangible assets resulting from business combinations in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 147, Acquisitions of Certain Financial Institutions — an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9.

Pittsburgh, Pennsylvania
June 12, 2003